Exhibit 23

Independent Auditors’ Consent

The Board of Directors
Enterprise Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-51953, No. 333-60036 and 333-105079) and Form S-3 (No. 333-79135) of Enterprise Bancorp, Inc. of our report dated March 2, 2004, with respect to the consolidated balance sheets of Enterprise Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Enterprise Bancorp, Inc.

Our report refers to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, SFAS No. 147, “Acquisitions of Certain Financial Institutions”, and Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51.

/s/ KPMG LLP

Boston, Massachusetts
March 12, 2004